United States securities and exchange commission logo





                      March 31, 2023

       Kristian Talvitie
       Chief Financial Officer
       PTC Inc.
       121 Seaport Boulevard
       Boston, MA 02210

                                                        Re: PTC Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2022
                                                            Filed November 15,
2022
                                                            File No. 000-18059

       Dear Kristian Talvitie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology